Nucor Executive Vice President Jim Darsey to Retire; Craig Feldman to be Promoted

CHARLOTTE, N.C., April 17, 2018 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that Executive Vice President of Raw Materials, James R. Darsey, plans to retire on June 9, 2018 after more than 39 years of service with Nucor.

Mr. Darsey began his career with Nucor in 1979 as Design Engineer at Vulcraft-Texas. He was promoted to Engineering Manager of Vulcraft-Utah in 1986 and served in the same role at Vulcraft-Texas from 1987 to 1995. Mr. Darsey was promoted to General Manager of Vulcraft-Texas in 1995 and later served as General Manager of Nucor Steel-Texas from 1999 to 2007. He was elected Vice President of Nucor in 1996 and became President of the Vulcraft/Verco Group in 2007. Mr. Darsey was promoted to Executive Vice President of Bar Products in 2010. He later served as EVP of Merchant and Rebar Products and most recently as EVP of Raw Materials.

Effective June 10, 2018, Craig A. Feldman will be promoted to Executive Vice President of Raw Materials. Mr. Feldman began his career as a Brokerage Representative for The David J. Joseph Company (DJJ) in 1986 and then served as District Manager of DJJ's Salt Lake City brokerage office. In 1996, Mr. Feldman became Commercial Vice President at DJJ's subsidiary, Western Metals Recycling (WMR), and then served as President of WMR until 2004. Mr. Feldman served on the operational staff of DJJ's then-owner in The Netherlands from 2005 until his 2007 appointment as DJJ's Executive Vice President, Recycling Operations. Mr. Feldman was promoted to President of DJJ in 2013 and became a Vice President and General Manager of Nucor Corporation when DJJ was acquired by Nucor in 2008. Upon his promotion to EVP, Mr. Feldman will retain his role as President of DJJ.

John Ferriola, Nucor's Chairman, CEO and President, commented, "Jim has been an exceptional leader throughout his career with Nucor over the past four decades. He has made outstanding contributions to Nucor's strong record of profitable growth and to our company's unique culture. During Jim's tenure, he has been extremely successful in leading both the steel mill and downstream products sides of our business, and, most recently, the raw materials segment. Jim's retirement and Craig's promotion are the product of the thoughtful and orderly succession planning that has been a top strategic initiative throughout the Nucor organization in recent years. Craig is a proven Nucor leader whose 32 years of experience with DJJ have positioned him well to take on this new responsibility and allow for a smooth transition.

"On behalf of the Nucor family, I want to thank Jim for his leadership and commitment to making Nucor a better company. His advice, counsel and support have been key to the success of the entire Nucor team. We wish Jim a long and happy retirement."

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208